Exhibit 99.1

RING ENERGY ANNOUNCES PRODUCTION RESULTS AND CONTINUED DEBT REDUCTION FOR FOURTH QUARTER 2023 AND PARTIAL GUIDANCE FOR THE FIRST QUARTER 2024

~ Record Q4 2023 Sales Volumes Near High End of Guidance ~

~ Further Reduced Debt in Addition to Making Final Payment for the Founders Acquisition ~

The Woodlands, TX – January 29, 2024 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today provided an operational and financial update for the fourth quarter of 2023, as well as production and capital spending guidance for the first quarter of 2024.

Key Highlights

•Fourth quarter 2023 sales volumes were approximately 19,400 barrels of oil equivalent per day (“Boe/d”) (70% oil), near the high end of the Company’s guidance, which was 18,900 to 19,500 Boe/d;

•Positively impacting fourth quarter sales was three full months of production from the recently completed acquisition of the Founders Oil & Gas IV, LLC (“Founders” and the “Founders Acquisition”) assets that closed on August 15, 2023, as well as the success of the Company’s 2023 development program that concluded in late November;

•Further reduced debt by $3.0 million in the fourth quarter of 2023, while also funding the $11.9 million final payment in December for the Founders Acquisition;

◦Ended 2023 with $425 million of borrowings against the Company’s credit facility;

•Guiding first quarter 2024 average sales to be 18,000 to 18,500 Boe/d (~69% oil);

◦Impacting the Company’s sales to date was deferred production of approximately 1,900 Boe/d for 10 days, which was associated with recent severe cold winter weather. Production has since been restored;

◦Ring completed its 2023 drilling program in late November and initiated its 2024 program in early January, with the first well expected to be online in February; and

•Anticipate first quarter capital spending of $37 million to $42 million, primarily associated with a phased, two-rig drilling program (one horizontal and one vertical);

•Plan to drill four to five horizontal wells and four to six vertical wells.

Mr. Paul D. McKinney, Chairman of the Board and Chief Executive Officer, commented, “We enjoyed record sales during the fourth quarter of 2023 near the high end of guidance, but more importantly exceeded the high end of our expectations for crude oil sales. The result was an outstanding fourth quarter and we look forward to reporting our full results in early March. Contributing to our success in the period was a full quarter of production impact from our recent Founders Acquisition, as well as the ongoing success of our 2023 drilling program that concluded in late November. In addition, we paid down debt by $3.0 million while making our final deferred payment of $11.9 million for the Founders Acquisition. Debt reduction remains a key priority for the Company, and our targeted acquisitions in 2022 and 2023 are allowing us to pay down debt at a much faster rate than we would have done on a standalone basis.”

Mr. McKinney concluded, “As we enter 2024, we intend to retain the flexibility to adjust capital spending levels commensurate with changing oil and gas prices. We began 2024 with a phased, two-rig drilling program, targeting our highest rate-of-return horizontal and vertical drilling inventory. This approach provides us with the flexibility necessary to respond to changing market conditions. As in the past, our efforts are squarely focused on enhancing the financial position of the Company, with further debt reduction a top priority. We appreciate the support of our stockholders and look forward to a successful 2024.”

About Ring Energy, Inc.
Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the development of its Permian Basin assets. For additional information, please visit www.ringenergy.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitation, statements with respect to the Company’s strategy and prospects. The forward-looking statements include statements about expected future reserves, production, financial position, business strategy, revenues, earnings, costs, capital expenditures and debt levels of the Company, and plans and objectives of management for future operations. Forward-looking statements are based on current expectations and assumptions and analyses made by Ring and its management in light of their experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform to expectations is subject to a number of material risks and uncertainties, including but not limited to: declines in oil, natural gas liquids or natural gas prices; the level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of exploration and development expenditures; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; risks related to level of indebtedness and periodic redeterminations of the borrowing base and interest rates under the Company’s credit facility; Ring’s ability to generate sufficient cash flows from operations to meet the internally funded portion of its capital expenditures budget; the impacts of hedging on results of operations; and Ring’s ability to replace oil and natural gas reserves. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2022, and its other filings. Ring undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact Information
Al Petrie Advisors
Al Petrie, Senior Partner
Phone: 281-975-2146
Email: apetrie@ringenergy.com
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